Exhibit 4.62

Program Resources License and Cooperation Agreement

Between

Phoenix Satellite Television Company Limited

and

Phoenix New Media (Hong Kong) Company Limited

Date: November 5, 2025

Program Resources License and Cooperation Agreement

This Program Resources License and Cooperation Agreement (this “Agreement”) is made on November 5, 2025 by and between:

(1) Phoenix Satellite Television Company Limited (“Party A” or “Phoenix Television”), a limited company incorporated and validly existing under the laws of Hong Kong with its registered address at No. 2-6 Dai King Street, Tai Po Industrial Estate, New Territories, Hong Kong; and

(2) Phoenix New Media (Hong Kong) Company Limited. (“Party B”), a limited company duly established and validly existing under the laws of Hong Kong with its registered address at Room 1901, 19th Floor, Manulife Financial Centre, 38 Gloucester Road, Wan Chai, Hong Kong.

(Party A and Party B shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”)

WHEREAS:

1．
Party A owns the copyrights and other related rights to its self-produced programs (except for all the music, the segments and data licensed by Third Parties to Party A, and the segments and materials not produced by Party A in the programs);

2．
The Parties agree that through cooperation, Party A shall provide Party B with the right to use Party A’s Phoenix TV Program Resources (as defined below) in the manner and on the conditions agreed in this Agreement.

NOW, THEREFORE, based on the principles of equality, mutual benefit and complementary advantages, Party A and Party B hereby agree as follows through friendly consultation:

Article 1 Definitions

1.1
In this Agreement (including RECITALS), the following words and expressions shall have the meanings assigned to them respectively below unless the context provides otherwise:

“Program Resources”	means

for the purpose of this Agreement, the programs and derivative audio parts provided by Party A to Party B, which are fully copyrighted and broadcasted on the channels of Party A (including but not limited to Phoenix InfoNews Channel\Phoenix Chinese Channel\Phoenix Hong Kong Channel), and Third-Party public platforms (including but not limited to YouTube, social media accounts, etc.), excluding programs specifically requested by Party A's clients and for which Party A owns the copyright, such programs may be broadcast within Mainland China via the clients' websites and/or their social media accounts through the internet). However, the segments and data licensed by Third parties to Phoenix Television and the segments and materials not produced by Phoenix Television in the programs shall be excluded from the aforementioned definition;

“Program Copyrights”	means

the copyrights to the programs to which Party A owns full copyrights with respect to TV broadcasting and Internet in the Chinese Mainland. For the purpose of the Agreement, Program Copyrights exclude the copyrights to the programs that Party A re-produces through purchasing or that are not completely produced by Party A;

“Derivative Products”	mean

new products created by making use of the Program Resources, including but not limited to audio and image products produced and distributed in any format such as Bluray, DVD, MP3 and MP4, products adapted into books, film and television works, etc., and products in new forms such as VR and 3D;

“Use Right”	means

the exclusive right (or non-exclusive right, if applicable) to broadcast/use and sub-license the Program Resources granted by Party A to Party B according to Article 3.2 of this Agreement, which Party B has within the Licensed Scope according to the scope and conditions agreed in this Agreement;

“Phoenix Television Group”	means	Phoenix Media Investment (Holdings) Limited and its affiliated companies;

“New Media”	means	Phoenix New Media Limited, the controlling shareholder of Party B;
“Members of New Media”	means	the New Media and/or its affiliated companies;
“Third Parties”	mean,	for the purpose of this Agreement, any companies, enterprises, other economic organizations and individuals other than the Parties;
“Taxes”	mean	all forms of taxes and expenses, including taxes levied in the Chinese Mainland (including Chinese mainland central government and local governments at all levels) and any other jurisdictions, and all forms of taxes, interest taxes, value-added taxes, stamp taxes, land and house use taxes and all customs duties, expenses, deductions, withholding taxes and withholding income taxes collected or levied on related capital, profits, income, sales or other taxable items, also including any tax-related fines or other payments. “Tax” shall be interpreted accordingly;

“Intellectual Property Rights”	mean	copyrights, exclusive rights to use trademarks, patent rights, ownership of trade secrets, and other intellectual property rights stipulated under applicable laws;
“Working Day”	means

a day, other than Saturdays, Sundays and legal holidays in the Chinese Mainland and the Hong Kong Special Administrative Region, on which commercial banks in the Chinese Mainland and the Hong Kong Special Administrative Region are open for business;

“Chinese Mainland”	means	the mainland of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province for the purpose of this Agreement);
“Chinese Laws”	mean

the legally binding normative documents such as laws, regulations, rules, orders, notices and provisions issued from time to time in the Chinese Mainland before and after the effective date of this Agreement;

“Laws of Hong Kong”	mean

Laws, regulations, rules, orders, notices, and other legally binding normative documents promulgated by the Hong Kong Special Administrative Region from time to time, both before and after the effective date of this Agreement;

“Internet Field”	means

the information network connected by various standards based on IP communication technology and wireless communication technology,

including Internet, mobile Internet, fixed communication network, mobile communication network, wireless communication, IP communication network and mobile network, etc. (including various new media terminals connected to the information network, as well as audio-visual and technical presentation formats that may emerge in the future based on the information network). For the purposes of this Agreement, the existing TV large-screen terminals such as CATV network, IPTV and OTT, as well as the TV projection based on TV large-screen and the possible playing modes of large-screen TV terminals in the future shall be excluded;

“Transportation Field”	means	Screen playback provided via display devices installed on vehicles, aircraft, vessels and other means of transport;
“Artificial Intelligence Field”	means	Artificial Intelligence model training, learning, application, research and/or other related purposes;
“Licensed Field”	means	Exclusive Licensed Field and Non-Exclusive Licensed Field;
“Exclusive Licensed Field”	means	the Internet Field in the Chinese Mainland;
“Non-Exclusive Licensed Field”	means	the Transportation Field and Artificial Intelligence Field, both in the Chinese Mainland;

“Internet Protocol Network”	means

the Internet Protocol Network, including but not limited to Local Area Network, Wide Area Network, Broadband Network, Internet Network, Wireless Network, Mobile Network, and other interconnected networks using the Internet Protocol Network as communication mode; and

“IPTV”	means	the Internet Protocol Television that uses any devices or products that use the Internet Protocol Network as communication mode as media to transmit broadcast and video services.

Article 2 Basic Principles for Party A to Provide the License of the Program Resources

2.1
Party B shall fully respect and actively protect the Intellectual Property Rights of Party A, and use the Program Resources licensed by Party A only within the scope of the Licensed Field. Party B shall not use the Program Resources provided by Party A in any form for any purpose other than the purpose under this Agreement, or for any scope outside the Licensed Field without the written consent signed by Party A.

2.2
Party B shall have the exclusive right to use the Program Resources within the

Exclusive Licensed Field. Except for the rights reserved by Party A under Article 3.3, Party A shall not use the Program Resources by itself or sub-license any other Third Party to use the same within the Exclusive Licensed Field without the prior written consent signed by Party B.

2.3
Party B shall have the right of sub-license, and may license any Third Party (the “Third Party Licensed by Party B”) to broadcast and/or use Party A’s Program Resources within the Licensed Field, provided that the Third Party Licensed by Party B, Members of New Media excluded, may not sub-license any other Third Party to broadcast Party A’s Program Resources, meaning that Members of New Media sub-licensed by Party B may further sub-license Party A's Program Resources to any Third Party, provided that such Third Parties, being non-Members of New Media, shall not further sub-license to any other Third Party. Party B and/or Members of New Media shall ensure that in their contracts with such Third Parties who are not Members of New Media, the Third Party Licensed by Party B (i) must agree to fully respect and actively protect Party A’s Intellectual Property Rights to the Program Resources and (ii) shall not broadcast or use Party A’s Program Resources outside the Licensed Field.

2.4
The services provided by the Parties according to this Agreement shall be based on the principles of fairness and reasonableness, as if they are charged services between unrelated enterprises in economic exchanges.

2.5
If Party B or any Member of New Media sub-licensed by Party B needs to use the Program Resources licensed by Party A for other services outside the Licensed Field, it must first negotiate with Party A on the contents, scopes and requirements of such other services and obtain Party A’s prior written consent. Party A can decide at its sole discretion whether to agree to such other services. If Party A agrees to provide such other services in writing, both Parties shall negotiate on the contents, methods and fees of such other services in good faith. If Party B or any Member of New Media sub-licensed by Party B needs to commercially develop the Derivative Products of the Program Resources, it shall negotiate with Party A in advance, except for non-commercial development and use of the Derivative Products of the Program Resources.

2.6
If Party A needs to use the Program Resources in the Exclusive Licensed Field (i.e., the Internet Field in the Chinese Mainland), it must first negotiate with Party B on the content, scope and requirements of such use and obtain the prior written consent of Party B (excludes where Party A exercises its reserved rights under Article 3.3). Party B may determine and decide at its sole discretion whether to agree to such use (however, if the use is for charitable, public welfare, educational, or other non-commercial purposes, Party B shall not unreasonably refuse).

2.7
Party B shall provide reasonable and necessary assistance when Party A provides Party B with the services and cooperation agreed in this Agreement.

Article 3 Services Provided by Party A and Scope and Mode of Cooperation

3.1
Licensed area of the Program Resources:
3.1.1
Licensed area: Chinese Mainland. For the avoidance of doubt, with respect to aircraft, vessels and other means of transport in the Transportation Field, this shall be limited solely to domestic routes and flights within the Chinese Mainland.

3.2
Use of the Program Resource, Licensed Field and nature:

3.2.1
Exclusive use and sub-license right:

Party B shall have the exclusive broadcasting (including but not limited to live broadcast, on-demand broadcast, carousel broadcast, download, second clip broadcast, etc.) and sub-license rights to the Program Resources in the Internet Field within the licensed area, that is, for the related programs broadcasted on the channels of Phoenix Television, Party B shall have the right to exclusively broadcast the Program Resources and license the Program Resources to a Third Party for broadcasting in the Exclusive Licensed Field, provided that as stated in Article 2.3 of this Agreement, a Third Party who is not a Member of New Media and is Licensed by Party B and/or New Media Members may not sub-license the Program Resources to any other Third Party.

3.2.2
Non-exclusive use and sub-license right:

Party B shall have the non-exclusive use and sub-license rights to the Program Resources in the Transportation Field and Artificial Intelligence Field (including but not limited to use in conducting AI model training, machine learning, deep synthesis, AI research and development) within the licensed area. Party B shall have the right to non-exclusively broadcast and/or use the Program Resources and license the Program Resources to a Third Party for broadcasting and/or using in the Non-Exclusive Licensed Field, provided that as stated in Article 2.3 of this Agreement, a Third Party who is not a Member of New Media and is licensed by Party B and/or New Media Members may not sub-license the Program Resources to any other Third Party.

3.2.3
If Party B or any Member of New Media sub-licensed by Party B needs to broadcast and/or use the Program Resources in any field other than the Licensed Field set forth in this Agreement, Party B must apply to Party A in writing in advance, and shall not broadcast and/or use the Program Resources in the newly-added licensed field until it obtains Party A’s written consent and license. Whether such newly-added licensed field is exclusive or non-exclusive shall be separately agreed by Party A and Party B.

3.3
Except as stipulated in Article 3.2 and other relevant provisions of this Agreement, Party A reserves the following rights:

3.3.1
Party A reserves the full rights to the existing cable TV networks, IPTV, OTT and other large-screen TV terminals, the TV projection based on the large-screen TV and the possible playing modes of large-screen TV terminals in the future inside and outside China.

3.3.2
Party A reserves the right to use the contents related to brand promotion in the official accounts of Phoenix Television Group (except Members of New Media) on the Internet social platforms in the Chinese Mainland. However, if Party A needs to publish the exclusive and important information or reports on news about current political affairs available on the official accounts of Phoenix Television Group (except Members of New Media) on social information flow platforms (such as Baijiahao, Penguin, Toutiao, etc.), it shall push and publish such information or reports at a reasonable time after Party B or any Members of New Media sub-licensed by Party B makes push and publication, and shall not push and publish the same in advance. Party A and Phoenix Television Group (except Members of New Media) reserve the right to publish the highlights, segments and related short videos of programs required for promotion within the scope agreed in this Agreement, and may refer the viewers to the accounts of Party B or any Members of New Media sub-licensed by Party B for some of the aforesaid contents.

3.3.3
Party A reserves the right to broadcast and/or use the Program Resources and license the Program Resources to a Third Party for broadcasting and/or using in the Non-Exclusive Licensed Field, and such broadcast and/or use may be carried out without the need to consult with or obtain consent from Party B.

3.3.4
All rights not expressly granted to Party B under this Agreement shall remain vested in Party A.

3.4
Mode for providing the Program Resources:

Party A shall provide the Program Resources to Party B for downloading, stripping and editing the same into contents suitable for Internet users’ reading habits or to meet the usage requirements of any third party authorized by Party B and/or any Member of New Media.

3.5
Term of License:

Unless early termination occurs as stipulated in Article 8 of this Agreement, the term of the license for the Program Resources under this Agreement shall commence at 00:00 on August 24, 2025 (the "Commencement Date") and continue for a period of two(2) years, ending at 23:59 on August 23, 2027.

Article 4 Service Fees

4.1
Party B shall pay the service fees to Party A on an annual basis, which shall be paid to Party A according to the time stipulated in Article 4.2 below. The service fee is RMB 55,000,000 per year.

4.2
Time of payment of service fees:

The first year (from the Commencement Date to August 23, 2026): to be paid within 30 working days after the signing of this Agreement;

The second year (from August 24, 2026 to August 23, 2027): to be paid before September 23, 2026.

4.3
Party A and Party B can sign a new agreement on the service items other than those agreed in this Agreement according to the principles determined in this Agreement, and formulate specific charging standards.

Article 5 Intellectual Property Rights of the Program Resources and Protection Thereof

5.1
The Parties acknowledge and agree that all copyrights to the Program Resources licensed to Party B (for the purposes of all provisions of Article 5, references to Party B shall include any Members of New Media sub-licensed by Party B, and Party B hereby confirms that it is making the relevant consents and commitments solely on behalf of such Members of New Media sub-licensed by Party B) shall be owned by Party A (excluding all music, the segments and data licensed by Third Parties to Party A, and the segments and materials not produced by Party A in the programs which are owned by relevant Third-Party copyright holders), and Party B does not own and shall not claim to own any copyrights and other Intellectual Property Rights to the Program Resources. If Party B obtains the Intellectual Property Rights related to the Program Resources in the process of using the Program Resources, Party B shall immediately notify Party A. After Party A makes a written request to Party B, Party B shall sign all necessary documents and take all necessary actions to unconditionally and irrevocably transfer such Intellectual Property Rights to Party A, and warrant that the Intellectual Property Rights transferred to Party A are legal, complete and free and clear of any defects or encumbrances.

5.2
If Party A takes a legal action to protect the Intellectual Property Rights to the Program Resources, or if Party A has a dispute with a Third Party in connection with the Intellectual Property Rights to the Program Resources (including but not limited to being the plaintiff/applicant or defendant/respondent in a litigation and an arbitration), Party B shall provide the cooperation reasonably requested by Party A at the expenses of Party A. However, if a legal action taken by Party A or a dispute involved is caused by the fault of Party B or the fault of a Third Party Licensed by Party B under this Agreement, the expenses incurred in providing the cooperation by Party B shall be borne by Party B itself.

5.3
If Party B knows that the Intellectual Property Rights to the Program Resources provided by Party A to Party B have been infringed upon, it shall use its best efforts to take reasonable and necessary measures to fix the evidence of infringement by the Third Party, and inform Party A of the fact of Third-Party infringement within a reasonable time, and take actions reasonably required by Party A to cooperate with Party A in the legal actions or claims taken by Party A to protect the Intellectual Property Rights. The expenses arising from Party B’s cooperation with Party A in Party A’s requirement shall be borne by Party A.

5.4
Except as agreed in Article 5.3, Party A hereby agrees that Party B shall have the right to take any right protection measures (including but not limited to: sending lawyer’s letters to infringing parties, preserving evidence, initiating complaints and reports, and filing lawsuits, etc.) in its own name (the expenses incurred as a result thereof shall be borne by Party B itself) to fight against the infringement on the Intellectual Property Rights to the licensed works, and can demand the infringing party to stop the infringement and compensate for the losses, so as to protect all rights owned by Party B, including the rights referred to above. Party A shall reasonably cooperate with Party B to provide relevant copyright documents required for such right protection.

5.5
Party A hereby represents that it does not have any copyright to the programs created by it through procurement or not produced by it, and the components with independent copyrights in the Program Resources (such as music, segments and data licensed by Third Parties to Party A, etc.), nor does it obtain the licenses from relevant licensors to broadcast such programs, music, segments and materials on the Internet inside and outside the Chinese Mainland. If Party B needs to use the programs, segments, music or materials mentioned in the preceding sentence of this Article, Party B shall obtain the licenses from the licensors by itself.

5.6
If Party A has a dispute with a Third Party or a Third Party makes a claim or files a lawsuit against Party A with respect to Party B’s use of the programs, segments, music or materials described in Article 5.5 of this Agreement or any fault of Party B, Party B shall be responsible for completely and fully compensating Party A or Phoenix Television Group (except Members of New Media) for all losses and expenses (including but not limited to compensation, fines, administrative and legal fees paid to Third Parties) incurred by Party A or such Company as a result thereof.

Article 6 Confidentiality Obligation of Party B

6.1
Party B must use and cause its employees to use the Program Resources in strict accordance with the requirements under this Agreement (for the purposes of all provisions of Article 6, references to Party B shall include Members of New Media sub-licensed by Party B. Party B hereby confirms that it is making the relevant consents and commitments solely on behalf of such Members of New Media licensed by Party B).

6.2
If Party B comes to learn Party A’s trade secrets as a result of accepting the license of Party A’s Program Resources, Party B shall keep and shall cause its employees to keep such trade secrets confidential. Upon termination of this Agreement, Party B shall return all forms of documents, materials or software related to the above trade secrets to Party A or destroy the same by itself, and delete the same from all of its memory devices.

6.3
Party B undertakes to take all reasonable technical means and confidentiality measures to ensure that only Party A, the Third Parties Licensed by Party B and the personnel necessary to perform this Agreement can obtain the Program Resources licensed by Party A to Party B. Party B shall not disclose any Program Resources to any Third Party in any form or permit any Third Party to use any Program Resources without Party A’s prior written permission, except for the scope specified in this Agreement.

Article 7 Representations and Warranties

7.1
Party A represents and warrants to Party B as follows:

7.1.1 Party A owns the copyrights to the programs produced by Party A (except for all music, the segments and data licensed by Third Parties to Party A, and the segments and materials not produced by Party A in the programs);

7.1.2 Party A has taken all appropriate and necessary legal person actions and other actions to authorize relevant personnel to sign and perform this Agreement, and obtained all appropriate consents, approvals and authorizations required for signing and performing this Agreement;

7.1.3 The signing and performance of this Agreement by Party A will not conflict with or violate its own constitutional documents, laws and regulations applicable to Party A, or any agreements and contracts to which Party A is a party or binding on Party A.

7.2
Party B represents and warrants to Party A as follows:

7.2.1 Party B has taken all appropriate and necessary legal person actions and other actions to authorize relevant personnel and Party B to sign and perform this Agreement, and obtained all appropriate consents, approvals and authorizations required for signing and performing this Agreement;

7.2.2 The signing and performance of this Agreement by Party B will not conflict with or violate its own constitutional documents, laws and regulations applicable to Party B, and any agreements and contracts to which Party B is a party or binding on Party B.

Article 8 Liabilities for Breach of Contract, Rescission and Early Termination

8.1 The Parties agree that any breach by either Party of any of its warranties or undertakings hereunder or any provision of this Agreement will constitute a breach under this Agreement. If either Party’s breach causes the other Party to suffer economic losses (including only direct economic losses, expenses and legal fees), the breaching party shall be responsible for comprehensive and full compensation. Party B agrees that if any Member of New Media sub-licensed by Party B breaches any provisions under this Agreement, it shall be deemed a breach by Party B.

8.2 This Agreement can be terminated under any of the following circumstances:

8.2.1 If either Party breaches its obligations hereunder and fails to correct such breach within ten (10) Working Days upon receipt of a notice from the other Party demanding correction of the breach, the non-breaching party can terminate/rescind this Agreement by a written notice to the breaching party;

8.2.2 If either Party enters bankruptcy proceedings, the other Party can terminate this Agreement by a written notice to such Party, in which case, this Agreement will be terminated on the date when the written notice is delivered to such Party;

8.2.3 If the shareholders or the shareholding structure of the New Media change(s), resulting in the fact that the shares held by Party A’s holding parent company in the New Media account for 50% or less of the total shares actually issued by the New Media, or if the New Media loses the control over Party B or Party B stops operation, Party A can terminate this Agreement by a written notice to Party B;

8.2.4 If either Party’s performance of its obligations hereunder becomes illegal or the sub-licensing by Party B to other Members of New Media of the Program Resources licensed by Party A to Party B becomes illegal under the Chinese Laws or Laws of Hong Kong, such Party (or Party B (if applicable)) can terminate this Agreement by a written notice to the other Party after the relevant laws are promulgated;

8.2.5 When either Party exercises the right to terminate/rescind this Agreement according to Article 8.2.1 to Article 8.2.4 of this Agreement, it shall send a written notice to the other Party, but it does not need the consent of the other Party. In such case, this Agreement will be terminated on the date when the notice of rescission is delivered to the other Party.

8.3 When either Party exercises the right to unilaterally terminate/rescind this Agreement according to the provisions of Article 8 of this Agreement, it does not need to make any indemnification or compensation to the other Party, and the termination of this Agreement shall not affect the obligations, rights and interests of the parties accrued prior to such termination.

8.4 If this Agreement is terminated according to the provisions of this Agreement for any reason, Party B will no longer enjoy the rights under this Agreement immediately. Party B must ensure that it shall immediately stop using the Program Resources. If Party B needs to use the Program Resources at that time, Party B shall sign an agreement separately with Party A specifying the scope of use and the license fees.

8.5 Upon termination of this Agreement, the provisions of Article 8.1 of this Agreement shall survive. Furthermore, any other provisions under this Agreement that, by their nature, are intended to survive, shall remain in full force and effect, and the Parties shall continue to comply with and perform such provisions.

Article 9 Effectiveness

9.1 This Agreement shall come into effect on the date when the authorized representatives of the Parties affix their signatures hereto. Unless the Parties sign a written document or otherwise agreed in this Agreement, the provisions of this Agreement shall not be changed, modified, amended, supplemented or terminated in any way.

Article 10 Force Majeure

If the performance by either Party of this Agreement is directly affected or is unable to perform this Agreement according to the agreed conditions due to an event of force majeure, including earthquake, typhoon, flood, fire, war, computer virus, design loopholes of tool software, hacker attacks on the Internet, changes in policies and laws, and other unforeseen events or events the consequences of which are unpreventable and unavoidable, such Party shall immediately send a notice to the other Party by fax, and provide the other Party with the details of the event of force majeure and the supporting documents explaining that this Agreement cannot be performed or the performance of this Agreement needs to be postponed within thirty (30) days. The above supporting documents must be issued by a notary authority of the place where the event of force majeure occurs. In such case, the Parties shall, according to the degree of influence of the event of force majeure event on the performance of this Agreement, determine whether this Agreement shall be partially waived, postponed or terminated. Neither Party shall be liable to the other Party for the economic losses caused by the event of force majeure.

Article 11 Applicable Law and Dispute Resolution

11.1 The formation, validity, interpretation and performance of this Agreement and the settlement of disputes in connection herewith shall be governed by the Laws of Hong Kong.

11.2 Any dispute, controversy or claim arising from or in connection with this Agreement and the performance hereof shall be settled through friendly consultation. Consultation shall begin immediately after a Party serves a written notice on the other Party stating the nature of the dispute, controversy or claim. If the dispute cannot be settled within thirty (30) Working Days after the above notice is served, either Party may, after the expiration of the 30-day period, submit the dispute to the Hong Kong International Arbitration Centre for arbitration in accordance with its arbitration rules in effect at the time of applying for arbitration. The place of arbitration shall be Hong Kong. The arbitral award shall be final and binding on the Parties. During the period of dispute resolution (including the arbitration period), the Parties shall perform other obligations hereunder except for the matters in dispute.

11.3 No person other than the Parties hereto and the Members of New Media sub-licensed by Party B shall be entitled to enforce or enjoy any benefit under any provisions under this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong). The termination, rescission of this Agreement by any Party, or any agreement to variation or waiver in respect hereof, shall not require the consent of any person other than Party A and Party B.

Article 12 Taxes

The Parties agree that the Parties shall bear any Taxes payable by them respectively in connection with performance of the obligations hereunder or for performance of this Agreement.

Article 13 Miscellaneous

13.1 Unless otherwise agreed in this Agreement, Party B shall not transfer its rights and obligations hereunder without the written consent of Party A. The successors and permitted assignees of each Party shall be bound by this Agreement.

13.2 Failure or delay on the part of either Party to exercise any of its rights, powers or privileges hereunder shall not be deemed as a waiver thereof, nor shall partial exercise of such rights, powers or privileges preclude the exercise thereof by such Party in the future.

13.3 The agreed rights, powers or remedies granted under this Agreement to Party A and Party B shall not exclude any other rights, powers or remedies, but shall be cumulative, and be in addition to other rights, powers and remedies granted by current or future laws, regulations, contract provisions or other provisions. No Party shall be liable hereunder for any indirect or consequential losses, including but not limited to loss of profits or opportunities, incidental damages or punitive damages arising from or in connection with this Agreement.

13.4 Any notice, approval, demand, authorization, instruction or other communication under this Agreement (collectively, the “Written Documents”) shall be sent in writing or electronically and shall refer to this Agreement. The date on which a Written Document shall be deemed effectively given shall be determined as follows: (i) a Written Document sent by personal delivery shall be deemed effectively served on the other Party at the time when the Written Document is delivered to the other Party’s domicile; (ii) a Written Document sent by registered mail or guaranteed mail (postage prepaid and return receipt required) shall be deemed effectively served on the other Party on the fourth business day after the date of sending (whether actually received or not); (iii) a Written Document sent by express mail service shall be deemed effectively served on the other Party on the third business day after the date of delivering the Written Document to the express mail company (subject to the written receipt of the confirmation form); (iv) a Written Document sent by fax shall be deemed effectively served on the other Party at the time when the fax report confirms that the Written Document has been sent; and (v) a Written Document sent by e-mail shall be deemed effectively served on the other Party on the date when the sender’s server records that the e-mail was successfully sent.

13.5 This Agreement shall, as of the Commencement Date (as defined in Article 3.5 above), supersede any other written or oral agreements between the Parties relating to the subject matters hereof (including but not limited to the Program Resources License and Cooperation Agreement signed by Party A and Beijing Tianying Jiuzhou Network Technology Co., Ltd in 2024), and shall constitute the entire agreement between the Parties.

13.6 This Agreement is executed in Chinese in two (2) originals, with each of Party A and Party B holding one (1) original, both of which shall have the same legal effect.

In Witness Whereof, Party A and Party B have signed this Agreement on the date written above.

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[Signature Page]

Party A: Phoenix Satellite Television Company Limited

Signature of Authorized Representative:

Name:

Position:

Party B: Phoenix New Media (Hong Kong) Company Limited.

Signature of Authorized Representative:

Name:

Position: